Exhibit 10.2

NORWEGIAN CRUISE LINE HOLDINGS LTD.

RESTRICTED SHARE UNIT AWARD AGREEMENT

THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Agreement”) is dated as of March 26, 2026 (the “Grant Date”) by and between Norwegian Cruise Line Holdings Ltd., a company organized under the laws of Bermuda (the “Company”), and John W. Chidsey (the “Participant”).

W I T N E S S E T H

WHEREAS, as a material inducement to Participant’s commencement of employment with the Company, the Company has granted to the Participant effective as of the date hereof (the “Award Date”), a credit of restricted share units (the “Award”), upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.            Grant. Subject to the terms of this Agreement, the Company hereby grants to the Participant an Award with respect to an aggregate target number of 2,139,892 restricted share units (subject to adjustment as provided in Section 8 hereof) (the “Share Units”). As used herein, the term “share unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding Ordinary Share of the Company (subject to adjustment as provided in Section 8 hereof) solely for purposes of this Agreement. The Share Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Share Units vest pursuant to Section 2. The Share Units shall not be treated as property or as a trust fund of any kind.

2.            Vesting. Subject to Section 7, the Share Units subject to the Award shall vest and become nonforfeitable upon, and subject to, the achievement of the performance hurdles and applicable time-based vesting requirements described in Annex A. The Administrator shall determine whether the applicable performance hurdles have been achieved, and the vesting of the Share Units is subject to the Administrator’s determination. If the Participant is a party to an employment or similar agreement with the Company or any Subsidiary that includes provisions addressing the vesting of equity awards, the Award shall also become vested as provided in such agreement (including, without limitation, in connection with certain qualifying terminations of the Participant’s employment and/or qualifying change in control transactions). Any portion of the Award that is not considered eligible to vest following the Administrator’s determination following the end of the applicable performance period as a result of performance results for the performance period, all as determined in accordance with Annex A, shall terminate and be forfeited following the Administrator’s determination.

3.            Continuance of Employment. Except as provided in Section 2 and Annex A, the vesting schedule requires continued employment through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement. Except as provided in Section 2 and Annex A, employment for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Section 7 below.

Nothing contained in this Agreement constitutes an employment or service commitment by the Company, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Company or any Subsidiary, interferes in any way with the right of the Company or any Subsidiary at any time to terminate such employment or services, or affects the right of the Company or any Subsidiary to increase or decrease the Participant’s other compensation or benefits. Nothing in this Agreement, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.

4.	Dividend and Voting Rights.

(a)            Limitations on Rights Associated with Units. The Participant shall have no rights as a shareholder of the Company, no dividend rights (except as expressly provided in Section 4(b) with respect to dividend equivalent rights) and no voting rights, with respect to the Share Units and any Ordinary Shares underlying or issuable in respect of such Share Units until such Ordinary Shares are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of such Ordinary Shares underlying or issuable in respect of such Share Units.

(b)            Dividend Equivalent Rights Distributions. As of any date that the Company pays an ordinary cash dividend on its Ordinary Shares, the Company shall credit the Participant with an additional number of Share Units equal to (i) the per share cash dividend paid by the Company on its Ordinary Shares on such date, multiplied by (ii) the total number of Share Units (including any dividend equivalents previously credited hereunder) (with such total number adjusted pursuant to Section 8 hereof) subject to the Award as of the related dividend payment record date, divided by (iii) the Fair Market Value of an Ordinary Share on the date of payment of such dividend. Any Share Units credited pursuant to the foregoing provisions of this Section 4(b) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Share Units to which they relate. No crediting of Share Units shall be made pursuant to this Section 4(b) with respect to any Share Units which, as of such record date, have either been paid pursuant to Section 6 or terminated pursuant to Section 2 or Section 7.

5.            Restrictions on Transfer. Neither the Award, nor any interest therein or amount or shares payable in respect thereof (until such shares underlying the Award have been issued) may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Company, or (b) transfers by will or the laws of descent and distribution.

6.            Timing and Manner of Payment of Share Units. On or as soon as administratively practical following each vesting of the applicable portion of the total Award pursuant to Sections 2 or 8 hereof (and in all events not later than two and one-half months after the applicable vesting date), the Company shall deliver to the Participant a number of whole Ordinary Shares (with any fractional shares rounded down), either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its discretion, equal to the number of Share Units subject to this Award that vest on the applicable vesting date, unless such Share Units terminate prior to the given vesting date pursuant to Section 7. The Company’s obligation to deliver Ordinary Shares or otherwise make payment with respect to vested Share Units is subject to the condition precedent that the Participant or other person entitled to receive any shares with respect to the vested Share Units deliver to the Company any representations or other documents or assurances required pursuant to Section 16 hereof. The Participant shall have no further rights with respect to any Share Units that are paid or that terminate pursuant to Section 7.

7.            Effect of Termination of Employment. Except as provided in Section 2 and Annex A, the Participant’s Share Units shall terminate and be forfeited to the extent such units have not become vested prior to the first date the Participant is no longer employed by the Company or one of its Subsidiaries, regardless of the reason for the termination of the Participant’s employment with the Company or a Subsidiary, whether voluntarily or involuntarily. If any unvested Share Units are terminated hereunder, such Share Units shall automatically terminate and be forfeited as of the applicable termination date without payment of any consideration by the Company and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be.

8.            Adjustments; Acceleration.

(a)            Adjustments. Subject to Section 8(b), upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, share split (including a share split in the form of a share dividend) or reverse share split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Ordinary Shares (excluding any ordinary cash dividend for which dividend equivalents are credited pursuant to Section 4(b)); or any exchange of Ordinary Shares or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Ordinary Shares; then the Administrator shall equitably and proportionately adjust (1) the number, amount and type of Ordinary Shares (or other securities or property) subject to the Award, (2) the performance hurdles set forth in Annex A to which the Award is subject, and/or (3) the securities, cash or other property deliverable upon payment of the Award, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Agreement and the Award.

It is intended that, if possible, any adjustments contemplated by the preceding paragraph be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 409A and Section 457A of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 8(a), and the extent and nature of any such adjustment, shall be conclusive and binding with respect to the Award.

(b)            Corporate Transactions — Assumption and Termination of Awards. Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization in connection with which the Company does not survive (or does not survive as a public company in respect of its Ordinary Shares); any exchange of Ordinary Shares or other securities of the Company in connection with which the Company does not survive (or does not survive as a public company in respect of its Ordinary Shares); a sale of all or substantially all the business, shares or assets of the Company in connection with which the Company does not survive (or does not survive as a public company in respect of its Ordinary Shares); a dissolution of the Company; or any other event in which the Company does not survive (or does not survive as a public company in respect of its Ordinary Shares); then the Administrator may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of the Award or the cash, securities or property deliverable to the Participant, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Ordinary Shares upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the Award or the Award would otherwise continue in accordance with its terms in the circumstances, the Award shall vest free of restrictions (with any portion of the Award subject to performance vesting requirements vesting based on actual performance results through the date of the applicable transaction) and become payable, and shall terminate upon the related event.

The Administrator may adopt such valuation methodologies for the Award as it deems reasonable in the event of a cash or property settlement.

In any of the events referred to in this Section 8(b), the Administrator may take such action contemplated herein prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the Award if an event giving rise to an acceleration and/or termination does not occur. Any good faith determination by the Administrator pursuant to its authority under this Section 8(b) shall be conclusive and binding with respect to the Award.

9.            Administration. The Award shall be administered by the Administrator. Subject to the express provisions of this Agreement, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the Award, and shall be responsible for construing and interpreting this Agreement. Any determination or other action taken by, or inaction of the Administrator relating or pursuant to this Agreement or the Award and within its authority hereunder or under applicable law shall be within the absolute discretion of the Administrator and shall be conclusive and binding upon all persons. Neither the Administrator, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Agreement or the Award, and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

10.            Tax Withholding. Subject to Section 16 hereof, upon any distribution of Ordinary Shares in respect of the Share Units, the Company shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then Fair Market Value, to satisfy any applicable withholding obligations of the Company or its Subsidiaries with respect to such distribution of shares at any applicable withholding rates. In the event that the Company cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Share Units, the Company (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

11.            Notices. Any notice to be given under the terms of this Agreement shall be in writing or any electronic form approved by the General Counsel and addressed to the Company at its principal office to the attention of the General Counsel or to any designee approved by the General Counsel, and to the Participant at the Participant’s last address reflected on the Company’s records, or at such other address as either party may hereafter properly designate to the other. Any such notice shall be given only when received, but if the Participant is no longer an employee of or in service to the Company, shall be deemed to have been duly given by the Company when sent to the last physical or email address reflected on the Company’s records.

12.            Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Agreement, the Administrator by agreement or resolution may waive conditions of or limitations on the Award that the Administrator in the prior exercise of its discretion has imposed, without the consent of Participant, and (subject to the powers of the Administrator and the requirements of this Section 12) may make other changes to the terms and conditions of awards. No amendment, suspension or termination of this Agreement shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Company under this Agreement prior to the effective date of such change. The Company may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. Changes, settlements and other actions contemplated by Section 8 shall not be deemed to constitute changes or amendments for purposes of this Section 12. Any such amendment must be in writing and signed by the Company.

13.            Limitation on Participant’s Rights. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Share Units, and rights no greater than the right to receive the Ordinary Shares as a general unsecured creditor with respect to Share Units, as and when payable hereunder.

14.            Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.            Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

16.            Governing Law; Compliance with Laws. This Agreement shall be governed by and construed and enforced in accordance with the laws of Bermuda without regard to conflict of law principles thereunder. This Agreement, the issuance and delivery of Ordinary Shares, and/or the payment of money with respect to the Award are subject to compliance with all applicable laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The Participant, in connection with acquiring any securities under this Agreement will, if requested by the Company or one of its Subsidiaries, provide such assurances and representations to the Company or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

17.            Section 409A and 457A. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A or 457A of the Code. This Agreement shall be construed and interpreted consistent with that intent. If the Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Participant’s “separation from service” (within the meaning of Section 409A of the Code), the Participant shall not be entitled to any payment pursuant to Section 6 until the earlier of (i) the date which is six (6) months after the Participant’s separation from service for any reason other than death, or (ii) the date of the Participant’s death. The provisions of this Section shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

18.            Clawback Policy. The Share Units are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Share Units or any Ordinary Shares or other cash or property received with respect to the Share Units (including any value received from a disposition of the shares acquired upon payment of the Share Units).

19.            No Advice Regarding Grant. The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Share Units (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award). Neither the Company nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Agreement) or recommendation with respect to the Award. Except for the withholding rights set forth in Section 10 above, the Participant is solely responsible for any and all tax liability that may arise with respect to the Award.

20.            Definitions.

(a)            “Administrator” shall mean the Board of Directors of the Company (the “Board”) or one or more committees appointed by the Board to administer all or certain aspects of this Award.

(b)            “Fair Market Value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for an Ordinary Share on the New York Stock Exchange (the “Exchange”) for the date in question or, if no sales of Ordinary Shares were reported on the Exchange on that date, the closing price (in regular trading) for an Ordinary Share on the Exchange for the next preceding day on which sales of Ordinary Shares were reported on the Exchange. The Administrator may, however, provide with respect to this Award that the Fair Market Value shall equal the closing price (in regular trading) for an Ordinary Share on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of an Ordinary Share on the Exchange for the date in question or the most recent trading day. If the Ordinary Shares are no longer listed or are no longer actively traded on the Exchange as of the applicable date, the Fair Market Value of the Ordinary Shares shall be the value as reasonably determined by the Administrator for purposes of the Award in the circumstances.

(c)            “Retirement” shall mean the Participant’s decision to retire from the Company after achieving age 65 and completing at least two years of continuous employment following March 1, 2026.

(d)            “Subsidiary” shall mean any company or other entity a majority of whose outstanding voting shares or voting power is beneficially owned directly or indirectly by the Company.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of the date and year first above written.

NORWEGIAN CRUISE LINE HOLDINGS LTD.,		PARTICIPANT
a Bermuda Company
Signature
By:	/s/Lynn White
Print Name:	Lynn White	/s/John. W. Chidsey
Its:	Chief People Excellence Transition Officer	John W. Chidsey

Annex A

The Share Units are subject to both performance-based and time-based vesting requirements as set forth in this Annex A.

Time-Based Units

967,254 Share Units will be subject to time-based vesting (the “Time-Based Units”). The Time-Based Units will vest and become nonforfeitable with respect to one-quarter of the total number of Time-Based Units (subject to adjustment under Section 8 of this Agreement) on each of the first, second, third and fourth anniversaries of March 1, 2026.

Performance-Based Units

A target of 1,172,638 Share Units will be subject to performance-based vesting (the “Performance-Based Units”). The Performance-Based Units will be eligible to vest based on the Company’s TSR CAGR achieved for the Performance Period. The number of Performance-Based Units that will be eligible to vest based on the Company’s TSR CAGR achieved during the Performance Period will be determined as set forth in the table below:

If the Company’s TSR CAGR during the Performance Period is:	The percentage of the Performance-Based Units that will be eligible to vest:
Less than 5%	0% (Entire award of Performance-Based Units will terminate upon the Administrator’s determination)
5%	50%
10%	100%
20%	200%

If the Company’s TSR CAGR achieved during the Performance Period is greater than 5% and less than 20% and other than an amount specified in the table above, the number of Performance-Based Units eligible to vest will be interpolated on a linear basis between the applicable levels stated in the table above. Any fractional Share Unit will be rounded down to the nearest whole Share Unit.

No proportionate or other vesting of the Performance-Based Units will apply if the TSR CAGR performance level achieved during the Performance Period is less than 5%.

“Performance Period” shall mean the period beginning on December 31, 2025 and ending on December 31, 2029.

“TSR CAGR” shall mean the result of the following calculation:

Where:

Starting Average Share Price is equal to the average closing price of an Ordinary Share of the Company over the twenty trading days preceding the Grant Date (and including the Grant Date as the last day of such twenty day period).

Ending Average Share Price is equal to the average closing price of an Ordinary Share over the last twenty trading days of the Performance Period (including the final day).

Dividends Reinvested is equal to any Company dividends with an ex-dividend date that occurs beginning from the date when the Starting Average Share Price is measured through the end of the Performance Period. Dividends shall be deemed to have been reinvested in the underlying Ordinary Shares as of the ex-dividend date.

Term is equal to the time, in years, between Grant Date and the end of the Performance Period.

Acceleration of Vesting Upon Certain Terminations of Employment

Qualifying Termination of Employment not in connection with a Change in Control

Upon a termination of the Participant’s employment by the Company without “Cause” (including for all purposes of this Agreement, the Company’s provision of notice to the Participant that the Participant’s employment agreement entered into with the Company shall not be extended or further extended) or the Participant’s resignation for “Good Reason” (as such terms are defined in the Participant’s employment agreement entered into with the Company) at a time when any Share Units remain outstanding and unvested, (i) a pro-rata portion of 25% of the Time-Based Units will vest, calculated by dividing (a) the number of days the Participant was employed by the Company during the applicable period beginning on the last March 1 and ending on the date of the Participant’s termination of employment by (b) 365.

Upon a termination of the Participant’s employment by the Company without “Cause,” Participant’s resignation for “Good Reason” or the Participant’s Retirement at a time when any Share Units remain outstanding and unvested, (i) a pro-rata portion of the Performance-Based Units will vest based on actual performance, calculated by determining the percentage of Performance-Based Units eligible to vest based on the TSR CAGR performance through the Participant’s termination date and multiplying such percentage by the quotient of (x) the number of days the Participant was employed by the Company during the Performance Period and (y) the total number of days in the Performance Period.

Qualifying Termination of Employment in connection with a Change in Control

Upon a termination of the Participant’s employment by the Company without Cause or Participant’s resignation for Good Reason occurring at a time when any Share Units remain outstanding and unvested and within 3 months preceding or 24 months following a “Change in Control” (as defined in the Participant’s employment agreement entered into with the Company), the Time-Based Units that are then outstanding and unvested will vest.

Upon a termination of the Participant’s employment by the Company without Cause or Participant’s resignation for Good Reason occurring at a time when any Share Units remain outstanding and unvested and within 3 months preceding or 24 months following a Change in Control, the Performance-Based Units will vest based on actual performance, calculated by determining the percentage of Performance-Based Units eligible to vest based on the TSR CAGR performance through the date of such Change in Control and multiplying such percentage by the target number of Performance-Based Units.

In order to effect the foregoing 3-month protection, if the Participant’s employment terminates as a result of a termination by the Company without Cause or by the Participant for Good Reason in connection with a Change in Control then, notwithstanding anything to the contrary, the unvested Share Units shall not terminate until the 1st day after the 3-month anniversary of such a termination of employment, at which time any then unvested Share Units shall automatically terminate if a Change in Control does not occur in such 3-month period.

Upon a termination of the Participant’s employment due to Retirement within 3 months preceding or 24 months following a Change in Control, the Performance-Based Units will vest based on actual performance in the same manner described above for a Retirement that is not in connection with a Change in Control.

In addition, in the event the Participant becomes eligible for Retirement, all vested Performance-Based Units shall be paid no later than on the last day of the Performance Period.

Termination due to Death or Disability.

Upon a termination of the Participant’s employment by the Company due to the Participant’s death or Disability (as defined in the Participant’s employment agreement entered into with the Company) at a time when any Share Units remain outstanding and unvested, (i) the Time-Based Units that are then outstanding and unvested will vest and (ii) a pro-rata portion of the Performance-Based Units will vest based on actual performance, calculated by determining the percentage of Performance-Based Units eligible to vest based on the TSR CAGR performance through the Participant’s termination date and multiplying such percentage by the quotient of (x) the number of days the Participant was employed by the Company during the Performance Period and (y) the total number of days in the Performance Period.